Media Contact: Investor Contact:
Jessica Stejskal | SVP MarketingJustin Horstman | Director of Investor Relations
jessica.stejskal@bwbmn.com | 952.893.6860justin.horstman@bwbmn.com | 952.542.5169

August 18, 2022

Bridgewater Bancshares, Inc. Announces

New Stock Repurchase Program

St. Louis Park, MN – Bridgewater Bancshares, Inc. (Nasdaq: BWB), the parent company of Bridgewater Bank, today announced that its Board of Directors approved a new stock repurchase program authorizing the repurchase of up to $25 million of its common stock (“2022 Stock Repurchase Program”).

The 2022 Stock Repurchase Program replaces and supersedes the existing $40 million stock repurchase program originally announced in January 2019, under which approximately $1.6 million of Bridgewater’s common stock remained authorized for repurchase as of August 17, 2022 (“2019 Stock Repurchase Program”). Bridgewater repurchased approximately $1.6 million of common stock from the 2019 Stock Repurchase Program during the third quarter of 2022. The 2019 Stock Repurchase Program was originally scheduled to expire in October 2022.

The 2022 Stock Repurchase Program became effective on August 17, 2022 and will expire on August 16, 2024. Bridgewater may repurchase shares from time to time in open market or privately negotiated transactions. Any open market repurchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable legal requirements. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Exchange Act, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

The 2022 Stock Repurchase Program does not obligate Bridgewater to repurchase shares of its common stock and there is no assurance that it will do so. The amount and timing of any shares repurchased will be evaluated and determined by Bridgewater’s management based upon current market conditions and other factors. The 2022 Stock Repurchase Program may be modified, suspended or discontinued at any time at the discretion of Bridgewater’s Board of Directors.

About Bridgewater
Bridgewater Bancshares, Inc. is a St. Louis Park, Minnesota-based financial holding company. Bridgewater’s primary banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.9 billion and seven branches as of June 30, 2022, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.